News Release

FOR IMMEDIATE RELEASE	Contact:	Manolo Zúñiga, CEO Randall D. Keys, CFO

BPZ Energy, Inc. 281-556-6200

BPZ ENERGY COMPLETES $5.0 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

HOUSTON – March 13, 2006 – BPZ Energy, Inc. (OTCBB: BPZI) announced today that it completed a private placement of common stock for proceeds of $5.0 million. The Company sold 1,670,000 shares to four institutional and accredited investors at a price of $3.00 per share. There were no warrants or dilutive securities issued to the investors in connection with the offering. The offering was placed directly by the Company and there were no placement fees or other direct expenses related to the offering.

The primary purpose of the offering was to advance the redevelopment of the Company’s Albacora oil field in Block Z-1 located offshore Peru, although the proceeds are also available for other corporate purposes. The Albacora oil field was discovered by Tenneco in 1972 with the exploratory 8-X-2 well which tested more than 5,000 barrels per day of crude oil and condensate. The field has a drilling and production platform in place and is less than 100 miles away from the Talara refinery. A later operator of Block Z-1 drilled 3 development wells in 1977. These three oil wells produced a total of 100,000 barrels of crude oil in less than three months of production, before the field was shut-in in January 1978, during a time of low international crude oil prices. The Company believes this oil field has significant upside potential for successful redevelopment and additional exploration. The Company’s independent reserve engineers are currently conducting a review of the Albacora oil field which BPZ expects to result in the certification of crude oil reserves. The Company has already initiated efforts to refurbish the drilling and production platform..

Separately, the Company announced the resignation of Tom Kelly from the Board of Directors. Tom informed the Board that his other commitments and business interests make it impossible for him to continue to serve the Company in this capacity.

Management Comments

Manolo Zuniga, President and Chief Executive Officer of BPZ Energy, Inc, said, “We are very excited about the prospects for the Albacora oil field. With previous oil production and an existing platform in place, we believe this field presents an excellent opportunity to realize production on an accelerated basis. Also, as an oil project, it provides important diversification to BPZ. We are very pleased that these investors have demonstrated their confidence in the management team and the Company.”

Randall D. Keys, Chief Financial Officer of BPZ Energy, Inc. added, “With substantially all of our current capital resources committed to the Corvina gas-to-power project, we believed it was prudent to raise additional capital at this time to commence the redevelopment of the Albacora oil field, which is also a very promising project in our portfolio. We will continue to evaluate other sources of capital to fund the complete Albacora project, including industry and financial partners. With this capital raise, we will be able to advance the project, which should allow us to obtain better terms for any such future funding.”

Additional Information

The private placement shares were issued under Regulation D of the Securities Act of 1933, as amended. The Company has committed to file a registration statement covering the shares issued within 60 days and will use its best efforts to obtain its effectiveness no later than 90 days after closing. The Company now has 42,282,000 common shares outstanding, with fully diluted shares of 54,690,000. The fully diluted shares include warrants, vested and unvested options and restricted stock outstanding as well as the final 9,000,000 contingent earn-out shares to be issued to the former shareholders of BPZ-Texas if and when the Company achieves production of 2,000 barrels of oil per day or 12 million cubic feet of gas per day.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration, and production company with properties and projects in Peru and Ecuador. The Company has an integrated gas to-power strategy which envisions the development of large natural gas resources in Block Z-1 to supply a Company-owned power plant in Peru and sales of natural gas into Ecuador for third-party power generation. BPZ has exclusive rights and license agreements for oil and gas exploration and production that cover 100% ownership in approximately 2.7 million acres in three basins in northwest Peru; the Tumbes, Talara and Lancones Basins. BPZ also owns a 10% working interest in the Santa Elena field, which produces over 2,000 barrels of oil per day in southwest Ecuador.

 This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements. Such uncertainties include the success of our Albacora redevelopment project, our ongoing project financing efforts, the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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